Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-161175 on Form S-8 of Altisource Portfolio Solutions S.A. and subsidiaries (the “Company”) of our report dated March 16, 2010 relating to the 2009 consolidated financial statements and the earnings per share information and related disclosures included in the 2008 and 2007 consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph related to the significant transactions with Ocwen Financial Corporation, a related party) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
March 16, 2010